Exhibit (c)(2)
STRICTLY CONFIDENTIAL Project Fenist Fairness Opinion Information CONFIDENTIAL | August 10, 2010

Confidential Material Disclaimer The following pages contain material to be provided to the Board of Directors of Bancinsurance Corporation or the “Company”) by Raymond James & Associates (“RaymondJames”) in connection with the delivery of its opinion as to the fairness, from a financial point of view, of the consideration to be received by shareholders, other than Fenist, LLC (the and its affiliates (the “Shareholders”) in the proposed transaction (the “Transaction”) in which Buyer would offer to acquire all of the shares of common stock of the Company. The accompanying material should only be reviewed in conjunction with Raymond James’s opinion, and these materials are subject to the assumptions and limitations contained in the opinion. This presentation was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. Any estimates and projections contained herein have been prepared or adopted by the Company’s management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Raymond James does not take responsibility for such estimates and projections, or the basis on which they were prepared. Information concerning other companies and transactions were obtained by Raymond James from select public sources. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Board of Directors of the Company, and, accordingly, neither the Company nor Raymond James nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. Raymond James does not have any obligation to update or otherwise revise the accompanying materials.

Table of Contents Section 1 Overview Section 2 Valuation Analysis Appendix A Raymond James Fairness Opinion Letter

Section 1 Overview

Overview Introduction The purpose of this presentation is to deliver to the Board of Directors of Bancinsurance the opinion of Raymond James regarding the fairness, from a financial point of view, of the consideration to be received by the Shareholders in the Transaction. In arriving at its opinion, Raymond James has: reviewed the financial terms and conditions as stated in the Merger Agreement (the “Agreement”); reviewed Annual Reports on Form 10-K filed by the Company for the years ended, December 31, 2008 and 2009, as amended; reviewed the Quarterly Report on Form 10-Q filed by the Company for the period ended March 31, 2010; reviewed the draft Quarterly Report on Form 10-Q to be filed by the Company for the period ended June 30, 2010; reviewed the report dated March 9, 2010 prepared by Merlinos & Associates, Inc. titled Ohio Indemnity Corporation Actuarial Review of Loss and Loss Expense Reserves And Unearned Premium Reserves on Long Duration Contracts As Of 12/31/09; reviewed the Annual Statements of the Company’s subsidiary (the “Insurance Subsidiary”) filed years ended December 31, 2008 and December 31, 2009;

Overview Introduction (continued) reviewed the Quarterly Statements of the Insurance Subsidiary filed with the Ohio Department of Insurance for the three month period ended March 31, 2010; reviewed the audited financial statements of the Insurance Subsidiary prepared in accordance with statutory accounting procedures as of and for the year ended December 31, 2009; reviewed other Company financial and operating information requested from and/or provided by the Company, including financial forecasts; reviewed certain other publicly available information on the Company; and discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry. The analyses included in this presentation are meant to be considered in conjunction with the Raymond James written opinion to the Board of Directors dated August 10, 2010; the form of our written opinion is included in these materials in Appendix A.

Overview Overview of the Proposal and Process The following is not intended to be a comprehensive discussion of the process or a complete description of any particular proposal. On March 22, 2010, the Company’s Chairman and Chief (collectively Fenist, LLC or “Fenist”), which together made a non-binding proposal to acquire the shares they do not own at a price of $6 per share. The proposal was not conditioned on financing. In response, the Company formed an independent Special Committee of the Board. The proposal was set to expire on April 22, 2010, but was extended indefinitely. On April 28, 2010, Raymond James & Associates was engaged by the Special Committee to serve as its independent financial advisor in evaluating this proposal. Porter Wright Morris & Arthur was retained as an independent legal counsel for the Special Committee. On June 14, 2010 the Chairman of the Special Committee On June 30, 2010, Fenist increased its proposed purchase price to $7.25 per share. The revised proposal was conditioned on Fenist obtaining third-party financing. The Company filed a Form 8-K to disclose this revised offer on July 1, 2010.

Overview Overview of the Proposal and Process (continued) On July 2, 2010, the Chairman of the Special Committee On July 6, 2010, Fenist increased its proposed purchase price to $7.50 per share. The revised proposal was conditioned on Fenist obtaining third-party financing. This revised proposal was not publicly disclosed. On August 5, 2010, Fenist increased its proposed purchase price to $8.50 per share as detailed in the Agreement. The revised proposal was conditioned on Fenist obtaining third-party financing. This revised proposal was not publicly disclosed.

Overview Transaction Summary This summary of financial terms of the Agreement is provided for discussion purposes only. It is not intended to be a comprehensive listing of the relevant terms and conditions contained in the Agreement or a complete description of any particular term. Nothing in this summary should be construed to be an interpretation or explanation of any provision or term of the Agreement. Terms Details Structure Fenist proposes to purchase all outstanding shares and options of the Company at transaction closing for the proposed purchase price Purchase Price $8.50 per share in cash Offer Values ($M) Fully diluted equity value: $46.3 million Enterprise value: $65.7 million Treatment of Stock options will be cancelled and holders will receive cash equal to the difference between the per share Options purchase price and strike prices Funding Sources Investor group funding Third-party financing Conditions and Standard regulatory and shareholder approvals customary for a public company acquisition Covenants The Company shall not have suffered a Material Adverse Effect as defined in the Agreement “No shop” provision qualified by customary fiduciary

Overview Overview of the Proposed Offer Transaction Values Offer price per share $8.50 Equity value (1) $44,334 Plus: Net effect of dilutive securities (2) 1,920 Fully diluted equity value $46,254 Plus: Total interest-bearing debt 19,465 Enterprise value $65,719 Implied Offer Premiums Transaction Multiples Implied BCIS Transaction Price Premium Metric $8.50 Announcement (3/22/10) $5.00 70.0% Diluted equity value or per share price as a multiple of: One week prior (3/15/10) $4.75 78.9% GAAP LTM Operating Income ($000s) $8,453 5.5x 2010E Net Income ($000s) (Mgmt.) 7,560 6.1 One month prior (2/22/10) $5.50 54.5% 2011E Net Income ($000s) (Mgmt.) 5,426 8.5 Three months prior (12/22/09) $5.94 43.1% Book Value Per Share 9.50 0.9 52 week high (11/20/09) $6.50 30.8% One month average $5.18 64.0% Three month average $5.18 64.2% 52 week average $4.15 105.0% (1) Based on 5.2 million basic shares outstanding as of 7/16/2010, as provided in draft Form 10-Q. (2) Based on 681,000 options with a weighted average exercise price of $5.68.

Section 2 Valuation Analysis

Valuation Analysis Illustrative Valuation Summary Valuation Summary ($ ‘s in 000s) Bancinsurance Multiple Range Implied Price Per Share Financial data as of 6/30/2010 Statistic Low Mean Median High Low Trading History 52-Week Range $3.42 Comparable Company Analysis (1) Total Equity Value to: Book Value per Share $9.50 0.3x 0.6x 0.6x 0.8x $3.25 Tangible Book Value per Share $9.50 0.5 0.7 0.7 0.9 $4.37 LTM Operating Earnings $8,453 8.1 16.4 20.5 20.6 $12.28 2010E Net Income $7,560 7.6 8.5 8.5 9.4 $10.36 2011E Net Income $5,426 5.9 7.2 7.2 8.5 $6.06 Precedent Transactions (2) Enterprise Value to: (3) STAT Surplus $45,767 0.7 1.4 1.2 2.7 $2.62 STAT LTM Net Income $7,393 3.7 10.8 10.6 22.9 $1.54 Premiums Paid Analysis Current (August 9, 2010) 1-Day $7.25 -38% 42% 36% 159% $4.46 1-Week $7.25 -42% 44% 31% 170% $4.22 1-Month $7.25 -36% 59% 38% 245% $4.61 Original Proposal (March 22, 2010, publicly disclosed on March 23, 2010) 1-Day $5.00 -38% 42% 36% 159% $3.08 1-Week $4.75 -42% 44% 31% 170% $2.76 1-Month $5.50 -36% 59% 38% 245% $3.50 Discounted Cash Flow Analysis Term. Value Based on Perpetual Annuity of FCF Growing 0-2% Annually $3.46 Term. Value Based on Multiple of 2014E GAAP Equity $4.91 $0.00 $5.00 $10.00 $15.00 $20.00 Notes: (1) Comparable company analysis utilizes publicly available research estimates. $8.50 (2) Precedent transaction multiples derived from publicly available information. Bancinsurance statutory data as of 03/31/2010. (Transaction) (3) Enterprise value includes Bancinsurance’s $19.5M in trust preferred securities and bank line of credit.

Valuation Analysis BCIS Valuation and Share Price Last Two Years 3/22/10: Fenist proposes going-private transaction at $8.00 $6 per share 35,000 (publicly disclosed 3/23/10) $7.00 11/16/09: BCIS, 30,000 CEO settle SEC Valuation investigation $6.00 25,000 Ticker Symbol: BCIS $5.00 Market Value of Common Stock ($M): $37.8 20,000 Recent Closing Price (8/09/10) $7.25 $4.00 52-Week High: $7.25 52-Week Low: $3.42 15,000 $3.00 52-Week Avg. Daily Volume (Shares) 813 10,000 Common Shares Outstanding: 5,215,706 $2.00 Public Float (1): 26% 5,000 $1.00 $0.00 0 08/08 11/08 02/09 05/09 08/09 11/09 02/10 05/10 08/10 Volume BCIS Share Price (1) Fenist collectively considered as “insiders”. Source: SNL Financial

Valuation Analysis BCIS Trading Ranges Last Twelve Months Prior to Announcement Last Twelve Months (1) Aggregate Volume: 132,976 Aggregate Volume: 204,151 Multiple of Current Float Outstanding: 0.10x Multiple of Current Float Outstanding: 0.15x 98.8% 100.0% 100.0% 100.0% 100.0% 100.0% 91.8% 83.8% 81.8% 78.5% 80.0% 80.0% 60.6% 60.0% 60.0% 45.1% 46.1% 40.0% 40.0% 35.6% 26.4% 17.8% 17.5% 20.0% 15.5% 20.0% 16.2% 13.3% 11.4% 8.9% 9.2% 7.0% 6.2% 1.2% 2.0% 0.0% 0.0% 0.0% < $3.95 $3.96 - $4.51 — $5.06 — $5.61 — $6.16 — > $6.70 < $3.95 $3.96 — $4.51 — $5.06 — $5.61 — $6.16 — > $6.70 $4.50 $5.05 $5.60 $6.15 $6.70 $4.50 $5.05 $5.60 $6.15 $6.70 Percent of Total Volume Traded Cumulative Trading Percentage Percent of Total Volume Traded Cumulative Trading Percentage (1) Last twelve months ending August 9, 2010. Source: SNL Financial

Valuation Analysis

Comparable Companies Analysis – Market Valuation

Financials as of 03/31/2010 Company Name	Primary Business Sector(s)	Ticker	Closing Price 8/9/2010	Diluted Market Value ($M)	Price / 1-Yr High (%)	Price / Book	Price / Tg. Bk.	Diluted Mkt Value / LTM Op. Earn. (1)	Price / 2010E EPS (2)	Price / 2011E EPS (2)
21st Century Holding Co.	Automobile, Liability	TCHC	3.80	30.2	75.1	0.5x	0.5x	NM	NA	NA
Affirmative Insurance Holdings	Automobile	AFFM	3.96	61.0	62.5	0.3	NM	NM	NA	NA
First Acceptance Corp.	Automobile	FAC	1.69	82.1	54.2	0.5	0.9	NM	9.4	8.5
Fremont Michigan InsuraCorp	Personal and Commercial P&C	FMMH	20.50	37.1	73.8	0.8	0.8	NM	NA	NA
GAINSCO INC.	Automobile, Liability	GAN	6.86	32.8	41.0	0.5	0.5	20.6	NA	NA
Homeowners Choice Inc.	Homeowners	HCII	5.75	39.1	65.9	0.8	0.8	NM	7.6	5.9
National Security Group Inc.	Homeowners	NSEC	13.06	32.2	86.4	0.7	0.7	8.1	NA	NA
Penn Millers Holding Corp.	Commercial P&C, Agricultural	PMIC	12.32	58.0	82.1	0.6	0.6	NM	NA	NA
Unico American Corp.	Environmental, Liability, Multi-Peril	UNAM	9.19	49.2	89.0	0.7	0.7	20.5	NA	NA
United Insurance Holdings Corp	Homeowners	UIHC	2.25	23.8	47.4	0.5	NA	NM	NA	NA
				High:	89.0	0.8x	0.9x	20.6x	9.4x	8.5x
				Average:	67.7	0.6	0.7	16.4	8.5	7.2
				Median:	69.8	0.6	0.7	20.5	8.5	7.2
				Low:	41.0	0.3	0.5	8.1	7.6	5.9
Market Valuation										
Bancinsurance Corp. (3)	Financial, Other P&C		7.25	37.8	100.0	0.8x	0.8x	4.5x	5.0x	7.0x
Transaction Valuation										
Bancinsurance Corp. (3)	Financial, Other P&C		8.50	46.3	117.2	0.9x	0.9x	5.5x	6.1x	8.5x

Market Data as of 08/09/2010
Includes all publicly traded property and casualty insurance companies with equity market value between $20 million and $100 million
(1) Excludes after-tax realized gains / losses on securities transactions.
(2) Bancinsurance multiple based on Diluted Market Value / Estimated Earnings
(3) Bancinsurance LTM Operating Earnings, Book Value per Share and Tangible Book Value per Share as of 06/30/2010 from draft Form 10-Q

Source: SNL Financial and Company filings

RAYMOND JAMES
15

Valuation Analysis Comparable Companies Analysis Operating Performance Last Twelve Months ending 03/31/2010 Yield on Net Average Investment Total Debt Company Investments Income GAAP Ratios Operating LTM to Total Liquidity Name & Cash Ratio (1) Loss & LAE Expense Combined Ratio (2) ROAE Capital Ratio (3) 21st Century Holding Co. 4.9% 8.2% 81.5% 44.0% 125.5% 117.3% -15.8% 0.0% 147.3% Affirmative Insurance Holdings 5.0% 2.9% 76.6% 23.1% 99.7% 96.8% -25.5% 50.9% 112.6% First Acceptance Corp. 3.2% 4.0% 68.4% 27.1% 95.5% 91.5% -37.5% 19.3% 159.1% Fremont Michigan InsuraCorp 4.0% 3.5% 61.0% 35.2% 96.2% 92.7% 11.4% 0.0% 176.8% GAINSCO INC. 5.3% 3.7% 73.7% 25.3% 99.0% 95.3% 6.3% 40.1% 161.7% Homeowners Choice Inc. 1.8% 3.3% 60.4% 36.9% 97.3% 94.0% 11.7% 0.0% 151.8% National Security Group Inc. 6.1% 8.7% 59.0% 36.0% 95.0% 86.3% 11.7% 22.2% 153.0% Penn Millers Holding Corp. 4.0% 7.9% 78.4% 35.2% 113.6% 105.7% 3.5% 0.0% 142.3% Unico American Corp. 2.8% 13.2% 71.0% 25.0% 96.0% 82.8% 3.2% 0.0% 196.7% United Insurance Holdings Corp 3.9% 6.2% 84.9% 51.0% 135.8% 129.7% -5.7% 45.3% 177.7% High: 6.1% 13.2% 84.9% 51.0% 135.8% 129.7% 11.7% 50.9% 196.7% Average: 4.1% 6.1% 71.5% 33.9% 105.4% 99.2% -3.7% 17.8% 157.9% Median: 4.0% 5.1% 72.4% 35.2% 98.1% 94.6% 3.3% 9.7% 156.1% Low: 1.8% 2.9% 59.0% 23.1% 95.0% 82.8% -37.5% 0.0% 112.6% Bancinsurance Corp. (4) 4.7% 9.1% 44.2% 25.9% 70.1% 61.0% 18.0% 28.2% 101.7% Includes all publicly traded property and casualty insurance companies with equity market value between $20 million and $100 million (1) (Investment income) / (Net premiums earned). (2) (Combined ratio) — (Net investment income ratio). (3) (Invested assets and cash) / (Policyholder liabilities less reinsurance recoverable). (4) Bancinsurance financials for last twelve months ending 06/30/2010 based on from draft Form 10-Q Source: SNL Financial and Company filings

Valuation Analysis

Selected Property/Casualty Transaction Review

	Date					Enterprise Value	
	Announce	Completion	Buyer/Target	Enterprise Value ($M)	Equity Value ($M)	STAT Surplus	LTM Net Inc.
	15-Jul-10	Pending	Donegal Group Inc./ Michigan Insurance Co.	$39.0	$39.0	1.1x	4.8x
	1-Jul-10	Pending	First Mercury Financial Corp./ Valiant Insurance Group Inc.	55.0	55.0	1.1	6.7
	26-Apr-10	1-Jul-10	National Interstate Corp./ Vanliner Group Inc.	138.0	138.0	1.2	16.9
	19-Mar-10	30-Jun-10	Utica Mutual Insurance Co./ Nationwide Holdings Inc.	108.0	108.0	1.7	NM
	4-Feb-10	1-Jun-10	Aspen Insurance Holdings Ltd./ FFG Insurance Co.	165.3	165.3	1.1	NM
	29-Jan-10	Pending	Enstar Group Ltd./ PW Acquisition Co.	25.0	25.0	0.7	NM
	29-Sep-09	5-Feb-10	Kinsale Capital Group Ltd./ American Hlthcr Spclty Ins Co.	31.5	31.5	1.1	10.6
	7-Sep-09	30-Oct-09	Investor group/ HI Holdings Inc.	31.5	31.5	1.3	3.7
	17-Aug-09	1-Oct-09	International Fidelity Ins Co./ Chestnut Group Inc.	30.5	30.5	1.7	22.9
(1)	30-Jul-09	13-Nov-09	FPIC Insurance Group Inc./ Advocate MD Financial Grp Inc.	42.6	33.6	1.4	4.3
	21-Jun-09	13-Nov-09	Tower Group Inc./ Specialty UnderwritersAlliance	109.1	109.1	1.1	NM
(2)	3-Jun-09	1-Sep-09	Medical Prof Mutual Ins Co./ FinCor Holdings Inc.	253.5	195.0	1.7	11.7
	27-Feb-09	2-Apr-09	Auto Club Insurance Assoc Grp/ MEEMIC companies	217.5	217.5	2.7	15.4
				High		2.7x	22.9x
				Average		1.4	10.8
				Median		1.2	10.6
				Low		0.7	3.7
			Bancinsurance Corp. (3)	$65.7	$46.3	1.4x	8.9x

Notes:

Includes Property & Casualty deals where 100% of target was acquired, the target had <$200M in STAT Surplus and Equity Value was >$20M since 1/1/2009.

(1) Does not include contingent consideration of $12 million.

(2) Does not include contingent consideration of $53.4 million.

(3) Bancinsurance statutory data as of 03/31/2010.

Source: SNL Financial and Company filings

RAYMOND JAMES

17

Valuation Analysis Public Markets Premiums Paid Analysis Premiums Paid Analysis Premium Analysis Current Raymond James analyzed premiums paid by buyers in Implied transactions involving public targets in all industries with the Price Premium following criteria: Current (8/9/10) $7.25 17.2% Completed transactions announced since January One week prior (8/2/10) $7.25 17.2% 2009 One month prior (7/9/10) $7.25 17.2% Enterprise values between $20 million to $100 million Three months prior (5/7/10) $6.00 41.7% 52 week high (8/5/10) $7.25 17.2% 1-Day 1-Week 1-Month High 158.6 170.3 245.3 Mean 41.9 44.4 59.1 One month average $6.70 26.8% Median 35.8 30.9 37.9 Three month average $6.34 34.2% Low -38.5 -41.8 -36.4 52 week average $5.17 64.5% One Day Prior Premiums, by Year Premium Analysis Day Prior to Announcement Implied Price Premium 2010 22% 90% Announcement (3/22/10) $5.00 70.0% One week prior (3/15/10) $4.75 78.9% One month prior (2/22/10) $5.50 54.5% Three months prior (12/22/09) $5.94 43.1% 2009 -38% 159% 52 week high (11/20/09) $6.50 30.8% One month average $5.18 64.0% -100.0% -50.0% 0.0% 50.0% 100.0% 150.0% 200.0% Three month average $5.18 64.2% Premium to Price before Announcement Low Min of Max of High 52 week average $4.15 105.0% Mean/Med Mean/Med Source: FactSet Research

Valuation Analysis

Premiums Paid Analysis(1-3)

Announcement Date	Buyer	Target Ticker	Target	Enterprise Value ($MM)	Deal Value as a Premium to Target Market Cap Prior to Announcement (%) 1-Day	1-Week	1-Month
06/11/10	Danone SA	MDNU	Medical Nutrition USA, Inc.	53.2	43.9	53.9	37.9
03/30/10	Microsemi Corp.	WEDC	White Electronic Designs Corp.	97.8	28.2	29.4	37.8
01/21/10	Trustco Holdings, Inc. /MN/, Trustco Minnesota, Inc.	FIT	Health Fitness Corp.	83.8	21.9	20.8	33.8
01/11/10	Woodstream Corp.	ZRBA	Zareba Systems, Inc.	22.9	90.3	105.0	94.8
01/08/10	Chemical Financial Corp.	OKFC	O.A.K. Financial Corp.	62.8	65.1	65.1	54.4
12/30/09	Trinity Industries, Inc.	QUIX	Quixote Corp.	97.0	123.9	170.3	232.3
12/23/09	Crane Co.	MRM	Merrimac Industries, Inc.	47.3	40.1	78.6	65.0
12/14/09	ON Semiconductor Corp.	CAMD	California Micro Devices Corp.	63.0	54.1	52.6	57.2
12/08/09	Francisco Partners Management LLC	QDHC	QuadraMed Corp.	62.7	32.6	32.4	14.7
12/07/09	IXYS Corp.	ZILG	ZILOG, Inc.	26.4	21.1	18.7	32.8
10/26/09	Union Savings Bank	FLFL	First Litchfield Financial Corp.	35.4	158.6	141.9	130.8
09/25/09	Platinum Equity LLC	PMRY	Pomeroy IT Solutions, Inc.	22.5	10.2	11.7	9.1
08/24/09	Geneve Corp.	ARTL	The Aristotle Corp.	92.9	11.3	6.8	16.8
08/13/09	The Steak 'n Shake Co.	WEST	Western Sizzlin Corp.	25.0	-38.5	-41.8	-36.4
08/07/09	MedPak Holdings, Inc.	MTSI	MTS Medication Technologies, Inc.	45.1	4.6	3.4	0.9
06/30/09	BCB Bancorp, Inc.	PBCI	Pamrapo Bancorp, Inc.	43.6	-0.7	-5.9	-7.0
05/28/09	Zayo Group, Inc.	FTGX	FiberNet Telecom Group, Inc.	95.1	15.2	10.3	5.1
05/13/09	United Financial Bancorp, Inc.	CFNA	CNB Financial Corp. (Mass.)	89.2	38.9	33.4	245.3
05/11/09	Ixia	CATT	Catapult Communications Corp.	75.8	9.5	23.8	57.3
05/07/09	Cenveo, Inc.	NSHA	Nashua Corp.	43.7	NM	NM	NM
03/18/09	American Software, Inc.	LGTY	Logility, Inc.	61.5	44.2	49.4	56.0
03/05/09	TriNet Group, Inc.	GVHR	Gevity HR, Inc.	66.4	97.0	88.7	127.3
02/23/09	Exar Corp.	HIFN	Hi/fn, Inc.	44.3	49.5	29.0	33.6

	1-Day	1-Week	1-Month
High	158.6	170.3	245.3
Mean	41.9	44.4	59.1
Median	35.8	30.9	37.9
Low	-38.5	-41.8	-36.4

(1) *For publicly traded targets in completed M&A deals in the United States with enterprise values of $20 million to $100 million since January 1, 2009 (through August 9, 2010).*
(2) *Excludes transactions with transaction value per share of less than $3.00.*
(3) *Premiums deviating from the mean by more than two standard deviations denoted as "NM".*
Source: FactSet Research and SNL Financial

RAYMOND JAMES

19

Valuation Analysis Premiums by Segment Based on GAAP Financial Statements (Dollars in Thousands) 2009 2010 2011 2012 2013 2014 Net Premiums Earned: VSI $18,394 $17,962 $17,603 $17,251 $16,906 $16,568 CPI 3,352 5,928 7,292 7,657 8,039 8,441 EPD 5 12 28 29 30 31 GAP 8,004 5,506 4,524 3,987 3,741 3,591 UC 7,333 7,833 7,990 8,149 8,312 8,479 WIP 6,786 7,324 7,672 7,672 7,672 7,672 Other 210 127 107 97 87 77 Total 44,083 44,692 45,217 44,843 44,789 44,860 Underwriting Margin By Segment [Underwriting Gain before Corporate Expenses / (Net Premiums Earned + Management Fees)] VSI 18.8% 18.5% 18.5% 18.5% 18.5% 18.5% CPI 6.2% 8.3% 8.3% 8.3% 8.3% 8.3% EPD NM NM NM NM NM NM GAP 6.0% 57.7% 27.0% 27.0% 27.0% 27.0% UC 30.8% 38.1% 32.2% 32.2% 32.2% 32.3% WIP 39.0% 36.7% 36.7% 36.7% 36.7% 36.7% Other NM NM 98.2% 98.1% 98.1% 98.1% Total 30.2% 32.1% 26.7% 27.0% 26.9% 26.8% Source: Management projections

Valuation Analysis Projected Income Statement Based on GAAP Financial Statements (Dollars in Thousands) 2009 2010 2011 2012 2013 2014 Revenue: Gross Premiums Written $73,051 $82,715 $83,468 $84,291 $85,184 $86,149 Net Premiums Written 41,443 44,493 44,490 44,522 44,588 44,690 Net Premiums Earned $44,083 $44,692 $45,217 $44,843 $44,789 $44,860 Net Investment Income 4,048 3,981 4,324 4,537 4,759 4,975 Management Fees 159 452 452 452 452 452 Other Income 18 20 20 20 20 20 Net Realized Gains (Losses) 961 — - — - -OTTI Impairments (3,168) — - — - -Total Revenue 46,101 49,145 50,012 49,852 50,019 50,307 Expenses: Loss and LAE Incurred $19,776 $19,141 $21,390 $20,990 $20,785 $20,649 Policy Acquisition Costs 11,112 11,489 12,100 12,094 12,297 12,527 Other Operating Expenses 8,012 7,315 8,240 8,525 8,770 9,025 Interest Expense 815 700 900 1,100 1,300 1,500 SEC / EY Expenses 24 — - — - -Total Expense 39,740 38,645 42,630 42,708 43,152 43,701 Net Income before Taxes 6,361 10,500 7,383 7,143 6,867 6,606 Income Taxes 1,292 2,940 1,956 1,893 1,820 1,717 Net Income 5,069 7,560 5,426 5,250 5,047 4,888 Source: Management projections

Valuation Analysis

Projected Balance Sheet

Based on GAAP Financial Statements
(Dollars in Thousands)

	2009	2010	2011	2012	2013	2014
Assets						
Cash and Investments	$ 98,025	$ 101,181	$ 105,926	$ 110,852	$ 115,663	$ 120,318
Premiums Receivable	4,615	4,894	4,894	4,897	4,905	4,916
Reinsurance Recoverable	6,821	7,341	7,341	7,346	7,357	7,374
Prepaid Reinsurance Premium	41,949	42,269	42,266	42,296	42,359	42,455
Deferred Policy Acquisition Costs	3,724	3,719	3,676	3,656	3,644	3,634
Other Assets	5,646	5,646	5,646	5,646	5,646	5,646
Total Assets	160,780	165,050	169,748	174,693	179,573	184,343
Liabilities						
Loss and LAE Reserves	$ 15,793	$ 16,908	$ 16,906	$ 16,918	$ 16,943	$ 16,982
Unearned Premiums	62,185	61,986	61,259	60,938	60,737	60,567
Bank Line of Credit	3,000	3,000	3,000	3,000	3,000	3,000
Trust Preferred Debt	15,465	15,465	15,465	15,465	15,465	15,465
Other Liabilities	19,965	15,759	15,759	15,763	15,772	15,785
Total Liabilities	116,408	113,118	112,390	112,084	111,917	111,799
Shareholders' Equity						
Shareholders' Equity (pre-Treasury)	49,152	56,712	62,138	67,388	72,436	77,324
Treasury Stock	(4,780)	(4,780)	(4,780)	(4,780)	(4,780)	(4,780)
Total Shareholders' Equity	44,372	51,932	57,358	62,608	67,656	72,544
Total Liabilities and Shareholders' Equity	$ 160,780	$ 165,050	$ 169,748	$ 174,693	$ 179,573	$ 184,343

Source: Management projections

RAYMOND JAMES
22

Valuation Analysis DCF Valuation Based on Management Forecasts Based on GAAP Financial Statements (Dollars in Thousands) 2009 2010 2011 2012 2013 Company Relevant Metrics Net Premiums Written $41,443 $44,493 $44,490 $44,522 $44,588 Loss and LAE Reserves 15,793 16,908 16,906 16,918 16,943 by Net Income 5,069 7,560 5,426 5,250 5,047 Projected Total Equity 44,372 51,932 57,358 62,608 67,656 Net Premiums Written / Equity 93.4% 85.7% 77.6% 71.1% 65.9% As Reserves / Equity 35.6% 32.6% 29.5% 27.0% 25.0% Targets for Dividend Target Net Premiums Written / Equity (based on 3 year average) 105.6% based on Target Reserves / Equity (based on 3 year average) 32.9% Ratio Weighting: Calculation Ratios Net Premiums Written / Equity 66.7% Reserves / Equity 33.3% Historic Target Equity for NPW / Equity Ratio 42,136 42,133 42,162 42,225 Target Equity for Reserves / Equity Ratio 51,367 51,363 51,399 51,476 Target Equity Weighted Average End of Period Target Equity 45,213 45,209 45,241 45,309 Total Equity Following Dividend 44,372 45,213 45,209 45,241 45,309

Valuation Analysis

DCF Valuation Based on Management Forecasts (continued)

Based on GAAP Financial Statements
(Dollars in Thousands)

Dividend and Cash Flow Analysis

	2010	2011	2012	2013	2014
Dividend Calculation					
Capital Excess / (Shortfall)	6,719	12,149	17,367	22,347	27,132
Add: Interest Expense (pre-tax)	700	900	1,100	1,300	1,500
Cumulative Excess / (Shortfall) Attributable to Previous Period	-	(7,419)	(12,803)	(18,044)	(23,050)
Lost Investment Income from Previous Distributions (after-tax)	-	(245)	(423)	(597)	(768)
Cash Flows Available to Debt and Equity	7,419	5,384	5,241	5,006	4,814
Cash Flow					
Cash Flows Available to Debt and Equity	7,419	5,384	5,241	5,006	4,814
Terminal Value (Based on Perpetual Growth)	-	-	-	-	39,005
Total Cash Flows	7,419	5,384	5,241	5,006	43,818
Present Value of Cash Flows (13.5% discount rate)	7,061	4,516	3,873	3,261	25,152

Total Enterprise Value	43,862
Less: Debt (at June 30, 2010)	(19,465)
Total Equity Value	24,397
Shares Outstanding [(1)]	5,442
Price per Share	$ 4.48

Sensitivity Table

		Perpetual Growth Rate		
		0.0%	1.0%	2.0%
WACC	12.0%	$4.95	$5.41	$5.95
	13.5%	$4.14	$4.48	$4.89
	15.0%	$3.46	$3.72	$4.02

WACC Calculation

Weighted Average Cost of Capital Calculation	
P&C ($100M-$10B Market Cap.) Industry Beta (average) - unlevered	0.77
BCIS Debt / Equity	51.6%
BCIS Levered Beta	1.16
Risk-free Rate	4.95%
Market Premium	6.70%
Size Premium	6.28%
Cost of Equity	19.0%
Cost of Debt (2010)	3.79%
BCIS Debt / Total Capital	34.0%
BCIS Tax Rate (2010)	28.0%
Perpetual Growth	1.0%
WACC	13.5%

Sensitivity Table

		Terminal Book Value Multiple		
		0.60x	0.75x	0.90x
WACC	12.0%	$5.69	$6.45	$7.21
	13.5%	$5.30	$6.01	$6.73
	15.0%	$4.91	$5.59	$6.27

(1) *Fully diluted shares calculated using the treasury method (assuming an offer price of $8.50).*

RAYMOND JAMES

24

Appendix A Raymond James Fairness Opinion Letter